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                                                                    Exhibit 23.2


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employee Stock Purchase Plan of Waterlink, Inc.; 1997 Non-Employee Director Stock Option Plan of Waterlink, Inc.; Waterlink, Inc. Amended and Restated 1995 Stock Option Plan, and the Waterlink, Inc. 1997 Omnibus Incentive Plan of our report dated October 25, 1996 (except Note 9(b), as to which the date is April 15, 1997) with respect to the consolidated financial statements of Bioclear Technology, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-25249) of Waterlink, Inc., filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG
                                        Chartered Accountants


Winnipeg, Canada,
June 23, 1997